AGREEMENT AND PLAN OF MERGER

by and among

THE ABSOLUT SPIRITS COMPANY, INC.

CRUZAN ACQUISITION, INC.

and

CRUZAN INTERNATIONAL, INC.

Dated as of September 30, 2005

Page

ARTICLE I

THE MERGER

Section 1.01	The Merger	2
Section 1.02	Closing	2
Section 1.03	Effective Time	2
Section 1.04	Effects	2
Section 1.05	Certificate of Incorporation and By-laws	2
Section 1.06	Directors	3
Section 1.07	Officers	3

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES; OPTIONS

Section 2.01	Effect on Common Stock	3
Section 2.02	Surrender of Certificates	4
Section 2.03	Appraisal Rights	6
Section 2.04	Stockholders’ Meeting	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

-i-

(continued)

Page

Section 3.14	Opinion of Financial Advisor	16
Section 3.15	Affiliate Transactions	16
Section 3.16	Board Resignations	17

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01	Conduct of Business	19
Section 5.02	No Solicitation	21

ARTICLE VI

ADDITIONAL AGREEMENTS

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01	Conditions to Each Party’s Obligation To Effect The Merger	28

-ii-

(continued)

Page

Section 7.02	Conditions to Obligations of Parent and Sub	28
Section 7.03	Conditions to Obligation of the Company	30

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01	Termination	30
Section 8.02	Effect of Termination	32
Section 8.03	Amendment	32
Section 8.04	Extension: Waiver	32
Section 8.05	Procedure for Termination, Amendment, Extension or Waiver	32

ARTICLE IX

GENERAL PROVISIONS

-iii-

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 30, 2005, among THE ABSOLUT SPIRITS COMPANY, INC., a Delaware corporation (“Parent”), CRUZAN ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and CRUZAN INTERNATIONAL, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 9.03.

WHEREAS, Parent is party to a Stock Purchase Agreement (the “Angostura Agreement”) with Angostura Limited (“Angostura”) wherein Parent has agreed to purchase, and Angostura has agreed to sell, the 4,294,583 shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) owned by Angostura (the “Angostura Shares”), representing approximately 64% of the total amount of outstanding Company Common Stock, on the terms and subject to the conditions set forth therein; and

WHEREAS, Parent has, prior to the execution of this Agreement, purchased the Angostura Shares and has thereby become the owner of approximately 64% of the total amount of outstanding Company Common Stock; and

WHEREAS, pursuant to this Agreement, Parent, Sub and the Company have agreed that Sub will merge with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Sub or the Company shall be converted into the right to receive $28.37 in cash; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) and a special committee of the Board of Directors of the Company consisting of independent directors not affiliated with Angostura (the “Special Committee”) (a) have determined that the Merger and the other transactions provided for herein (the “Transactions”) are fair to and in the best interests of the Company and its stockholders other than Parent and its affiliates, it being understood that the Company Board and Special Committee have not approved the acquisition of the Angostura Shares by Parent, and for purposes of this Agreement, the defined term "Transactions" does not include such acquisition, the Angostura Agreement or any other transactions contemplated thereby, (b) have approved this Agreement and the Transactions and (c) have recommended that the Company’s stockholders adopt and approve this Agreement and the Merger; and

WHEREAS, the Board of Directors of Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the Transactions; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.01      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Sub shall be merged with and into the Company, the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02      Closing. The closing (the “Closing”) of the Merger shall take place at the offices of McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020 at 10:00 a.m. local time on the second (2nd) business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03      Effective Time. On the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04      Effects. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05	Certificate of Incorporation and By-laws.

(a)          The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time without any further action on the part of Company or Sub to read in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)          The By-laws of the Surviving Corporation shall be amended at the Effective Time without any further action on the part of Company or Sub to read in the form of Exhibit B and, as so amended, such By-Laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06      Directors. Subject to requirements of applicable Law, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07      Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Surrender of Certificates; Options

Section 2.01      Effect on Common Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a)          Common Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Company Common Stock. Subject to Section 2.01(b) and 2.03, each issued share of Company Common Stock shall be converted into the right to receive $28.37 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except, subject to Section 2.03, the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02(b), without interest.

(d)          Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Option, each Option outstanding immediately prior to the Effective Time shall, as provided herein, be either (i) canceled and terminated for no consideration or (ii) converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock issuable pursuant to any then vested and exercisable Option, if any. Prior to the Effective Time, the Company shall take all actions necessary to provide that each then vested and exercisable Option outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock issuable pursuant to any then vested and exercisable Option, if any. All unvested or unexercisable Options shall be canceled and terminated and shall be replaced with an incentive plan to be determined by the Board of Directors of the Surviving Corporation following the Closing. Except as otherwise provided below, the Option Consideration shall be paid as soon (but in any event within five (5) business days) after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and to the terms of any agreement or instrument evidencing the grant of any Options issued other than pursuant to the Company Stock Plans, and use its best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.01(d) and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.01(d)). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time.

(e)          Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the issued and outstanding shares of Company Common Stock, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of issued and outstanding shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02	Surrender of Certificates.

(a)          Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b)          Payment Procedure. As soon as reasonably practicable after the Effective Time, but in any event within five (5) business days following the Effective Time, the Surviving Corporation and Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock formerly represented thereby pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall, subject to Section 2.03, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, payable in respect of the shares of Company Common Stock formerly represented thereby pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)          Transfers; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

(e)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock one (1) year following the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of its claim for Merger Consideration.

(f)           No Liability. To the fullest extent permitted by law, none of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)          Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent.

(h)          Withholding Rights. Parent, Sub, the Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. If Parent, Sub, the Company or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which Parent, Sub, the Company or the Paying Agent, as the case may be, made such deduction or withholding.

Section 2.03	Appraisal Rights.

(a)          Notwithstanding anything in any other section of this Agreement to the contrary, shares of Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. At the Effective Time, all Dissenting Shares shall no longer be outstanding, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b)          The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served on or otherwise received by the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.04	Stockholders’ Meeting.

(a)          The Company, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)           duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement and the Merger;

(ii)          prepare and file with the SEC a preliminary proxy statement or information statement relating to this Agreement and any other required filings, and use its commercially reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy or information statement (the “Proxy Statement”) and any other required documents to be mailed to its stockholders and (B) subject to Section 5.02, to obtain the necessary approvals of the Merger and this Agreement and the transactions contemplated hereby by its stockholders; and

(iii)        subject to the second sentence of Section 5.02(b), include in the Proxy Statement the recommendation of the Company’s Board of Directors and the Special Committee that the stockholders of the Company adopt and approve this Agreement and the Merger.

(b)          Notwithstanding any change in the Company Board’s or the Special Committee’s recommendation pursuant to Section 5.02(b), this Agreement and the Merger shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation, unless this Agreement is terminated in accordance with its terms.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in (I) the disclosure letter provided by the Company to Parent on the date hereof (“Company Disclosure Letter”) (each paragraph of which shall qualify the specifically identified Sections or subsections hereof to which such paragraph relates and any other provision of this Agreement to which such paragraph reasonably relates)) or (II) the Company SEC Documents filed as of the date hereof, the Company represents and warrants to Parent as follows:

Section 3.01      Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, where the failure to possess any such franchise, license, permit, authorization or approval is reasonably likely to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so qualified is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02	Company Subsidiaries; Equity Interests.

(a)          The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)          Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03      Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), of which as of the date of this Agreement, (a) 6,748,056 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (b) 99,200 shares of Company Common Stock were held by the Company in its treasury and (c) 920,750 shares of Company Common Stock were subject to outstanding Options and 304,000 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holders thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any Company Subsidiary (or any other securities exercisable for or convertible into such Shares).

Section 3.04	Authority; Execution and Delivery, Enforceability.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          The Company Board and the Special Committee have each duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders other than Parent and its Affiliates, (iii) recommending that the Company’s stockholders adopt and approve this Agreement and the Merger and (iv) declaring that this Agreement is advisable. To the Company’s knowledge, no state takeover statute or similar statute or regulation other than Section 203 of the DGCL applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c)          The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement and the Merger by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Common Stock which is not “owned” (as defined in Section 203(c)(9) of the DGCL) by Parent or its "Affiliates" or "Associates" (as defined in Section 203 of the DGCL) and the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding Company Common Stock (collectively, the “Company Stockholder Approval”).

Section 3.05	No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) subject to receipt of the consents referred to in Section 3.05(b), any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, where such conflict, violation, default, right of termination, cancellation or acceleration, loss of material benefit, increased, additional, accelerated or guaranteed rights or entitlements or Lien is reasonably likely to have a Company Material Adverse Effect, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets.

(b)          No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.06 and (vi)  such Consents which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

Section 3.06	SEC Documents; Undisclosed Liabilities.

(a)          The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since October 1, 2002 (the “Company SEC Documents”).

(b)          As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)          The Company’s principal executive officer and its principal financial officer have confirmed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board of Directors that between October 1, 2002 and the date of such confirmation: (i) there have not been any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any Company

Subsidiary has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d)          The Company is in compliance with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Company Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Since the Company’s proxy statement dated January 28, 2005, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e)          Since October 1, 2002, neither the Company nor any of the Company Subsidiaries nor any of their respective directors or officers, nor to the Company’s knowledge any of their employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. Since October 1, 2002, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f)           Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto except for such liabilities or obligations that are not reasonably likely to have a Company Material Adverse Effect.

(g)          None of the Company Subsidiaries is, or has at any time since October 1, 2002 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.07      Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

Section 3.08      Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(b)          any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(c)          any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d)          (i) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in or described in the Company SEC Documents filed as of the date hereof, (ii) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in or described in the Company SEC Documents filed as of the date hereof, or (iii) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer;

(e)          any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(f)           any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

Section 3.09	Taxes.

(a)          Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid in all material respects.

(b)          The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the

Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(c)          The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)          There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary, except for any such Liens which are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

Section 3.10	Employee Benefit Plans.

(a)          The Company Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, collective bargaining, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by the Company or any Company Subsidiary on behalf of current or former directors, officers or employees of the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary has any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). The Company Disclosure Letter separately lists all Company Benefit Plans that are maintained or contributed to for the benefit of (i) any covered participants employed in the United States (excluding possessions thereof), and (ii) any covered participants employed in any United States possession (including the U.S. Virgin Islands) or outside the United States.

(b)          With respect to each Company Benefit Plan, the Company has furnished Buyer with a complete and accurate copy of (i) the plan document or other governing contract, as amended, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement, (iv) the most recently filed IRS Form 5500 (including schedules and attachments), and (v) the most recently received IRS determination letter and application therefor.

(c)          The Company Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable law. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Company Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code

(d)          No Company Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither the Company, any Company Subsidiary nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”), has incurred any liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

(e)          There are no pending (or, to the knowledge of the Company, threatened) suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Benefit Plans.

(f)           Each of the Company Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the Merger and other Transactions contemplated hereby would reasonably be expected to (i) directly or indirectly result in any payment becoming due to any current or former employee or director of the Company, (ii) increase any benefits under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits. Any amount that will be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each disqualified individual as a result of the Merger and the other Transactions under all Company Benefit Plans and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each disqualified individual calculated as of the date of this Agreement.

(h)          The Company and the Company Subsidiaries do not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any Company Subsidiary, except (i) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(i)           None of the assets of any Company Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

Section 3.11      Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, overtly threatened in writing against the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding)

that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12	Compliance with Applicable Laws; Permits.

(a)          The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for such instances of noncompliance which are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law. None of the Company, the Company Subsidiaries or any of their respective Affiliates (i) is conducting as of the date hereof any internal investigation with respect to any alleged act or omission, or (ii) has made between October 1, 2002 and the date hereof or is planning to make a voluntary disclosure to any Governmental Authority with respect thereto.

(b)          The Company and each of the Company Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”), except for those Permits the absence of which are not reasonably likely to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are (and since October 1, 2002 have been) in compliance with the terms of all Permits, except for such instances of noncompliance which are not reasonably likely to have a Company Material Adverse Effect. Since October 1, 2002, neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit.

Section 3.13      Brokers. No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin (“HLHZ”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and HLHZ relating to the Merger and the other Transactions.

Section 3.14      Opinion of Financial Advisor. The Company has received the opinion of HLHZ, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than Angostura or Parent) is fair to such stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

Section 3.15      Affiliate Transactions. There are no contracts commitments, agreements, borrowings, arrangements or other transactions between either the Company, on the one hand, and any (a) officer or director of the Company, (b) record or beneficial owner of the voting securities of the Company, or (c) any other affiliate of such officer, director or beneficial owner, on the other hand.

Section 3.16      Board Resignations. All members of the Company Board (other than the members of the Special Committee and Edward F. McDonnell) have submitted to the Company letters of resignation resigning as directors of the Company, effective upon the execution by all Parties of this Agreement, and the Company Board has adopted resolutions in accordance with the Certificate of Incorporation and Bylaws of the Company filling the vacancies created by such resignations with Mats Andersson, Ola Salmén, Lisa Derman and Ketil Eriksen (the “New Directors”), such appointments to take effect as of 9:00 a.m. (New York City time) on October 11, 2005. The Company has furnished to Parent true and complete copies of the resignations and resolutions described in the immediately preceding sentence, which resignations have not been revoked and which resolutions have not been rescinded, amended or otherwise altered in any respect.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01      Organization, Standing and Power. Each of Parent and Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

Section 4.02	Sub.

(a)          Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)          The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.03      Authority; Execution and Delivery, Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the adoption of this Agreement by Parent, as sole stockholder of Sub, which Parent warrants and agrees will occur immediately after the execution and delivery of this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

Section 4.04	No Conflicts; Consents.

(a)          The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets.

(b)          No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.06, and (vi) such Consents which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

Section 4.05      Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06      Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Ltd., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.07      Ownership of Company Stock. On the date of this Agreement, Parent beneficially owns 4,294,583 shares of Company Common Stock. Except for such shares, as of the date of this Agreement, neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times from September 26, 2002 through the date of this

Agreement neither Parent nor any of Parent’s Affiliates or Associates directly or indirectly has “owned,” beneficially or otherwise, any Company Common Stock, as those terms are defined in Section 203 of the DGCL.

Section 4.08      Funding. Parent’s Affiliates have, and Parent and Sub will have at Closing, sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01	Conduct of Business.

(a)          Except for matters expressly permitted by this Agreement, from the date of this Agreement to the time of the effectiveness of the appointment of the New Directors (the “Time of Appointment”) the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, from the date of this Agreement to the Time of Appointment, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i)           (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)          issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii)         amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv)         acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v)          enter or agree to enter into any joint venture or other strategic business arrangement with another Person;

(vi)         (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements included in the Company SEC Documents, (B) grant to any executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement included in or described in the Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such executive officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vii)       make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(viii)      sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(ix)         (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(x)          make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(xi)         make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xii)       (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party; or

(xiii)	authorize any of, or commit or agree to take any of, the foregoing actions.

(b)          The Company and Parent (including, (i) in its capacity as controlling stockholder of the Company or (ii) after the Time of Appointment, through its representatives on the Company Board) shall not, and shall not permit any of their subsidiaries to take any action that would reasonably be expected to result in (a) any of the representations and warranties of the Company, or, in the case of Parent or Sub, Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue, (b) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (c) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

Section 5.02	No Solicitation.

(a)          The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, or take any action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, any Company Takeover Proposal; provided, however, that, prior to obtaining the Company Stockholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Company Takeover Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a) and that the Company Board or the Special Committee determines, after consultation with its financial advisor and outside counsel, is reasonably likely to lead to a Superior Company Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations with such person and its Representatives regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b)          Neither the Company Board nor the Special Committee shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or the Special Committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board or the Special Committee may withdraw or modify its approval or recommendation of the Merger and this Agreement.

(c)          The Special Committee promptly shall advise Parent orally and in writing of any Company Takeover Proposal made to the Special Committee or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry. The Special Committee shall (i) keep Parent fully informed of the status, including any change to the details, of any such Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal other than materials already provided by the Company to Parent.

(d)          Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b). Except as specifically permitted by, or as required in order to take any action specifically permitted by, this Agreement, including this Section 5.02(d), the proviso in Section 5.02(a) or the last sentence of Section 5.02(b) (but excluding the taking of any action pursuant to the resolutions of the Board of Directors of the Company appointing and specifying the duties of the Special Committee which is not otherwise specifically permitted by, or required in order to take any action specifically permitted by, this Agreement), the Special Committee may not take, agree or resolve to take any action that would reasonably be expected to interfere with or delay (i) the receipt of the Company Stockholder Approval or (ii) the consummation of the Merger.

ARTICLE VI

Additional Agreements

Section 6.01      Access to Information; Confidentiality. The Company shall, and shall cause each of the wholly-owned Company Subsidiaries and, to the fullest extent permitted by applicable law (including common law relating to fiduciary duties or otherwise), each of the Company Subsidiaries to afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable prior notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided such access is in a manner that is not unduly disruptive to the Company’s operations or business) and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company and the Company Subsidiaries may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates). If any material is withheld by any party pursuant to the proviso to the preceding sentence, such party shall inform the Parent as to the general nature of what is being withheld. Without limiting the generality of the foregoing, the Company shall, within two (2) business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality agreement dated June 22, 2005 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.02	Commercially Reasonable Efforts; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company, the Company Board and the

Special Committee shall take all commercially reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.02(a) from taking any action permitted by Section 5.02(b) or 5.02(d).

(b)          (x)         Prior to the Time of Appointment the Company shall, if and to the extent it becomes aware of any of the matters described in clauses (i) and (ii) below, give prompt notice to Parent and Sub, (y) following the Time of Appointment, if and to the extent it becomes aware of any of the matters described in clauses (i) and (ii) below, the Special Committee shall give prompt notice to Parent and Sub, and (z) at all times Parent or Sub shall, if and to the extent they become aware of any of the matters described in clauses (i) and (ii) below, give prompt notice to the Special Committee, of (i) any representation or warranty made by the Company or Parent or Sub, respectively, contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)          Nothing in Section 6.02(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.02(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and that, in the reasonable judgment of Parent, individually or in the aggregate, have not had and could not reasonably be expected to (i) have a Parent Material Adverse Effect, (ii) have a Company Material Adverse Effect, or (iii) materially impair the benefits or advantages which Parent expects to be realized from the Merger and the Transactions.

Section 6.03	Directors’ and Officers’ Indemnification and Insurance.

(a)          For a period of six (6) years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof. Parent shall and shall cause the Surviving Corporation to indemnify and advance reasonable expenses to, each present and former director or officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”), in and to the extent of their capacities as such and not as stockholders of the Company or any Subsidiary, in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.03 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her reasonable legal or other reasonable expenses (including the reasonable cost of any investigation and preparation incurred in connection therewith).

(b)          The Surviving Corporation shall either (i) cause to be obtained a “tail” insurance policy with a claims period of at least six (6) years from the Effective Time with respect to directors’ and offices’ liability insurance in amount and scope at least as favorable as the Company’s policies existing as of the date of this Agreement for claims arising from facts or events that occurred prior to the Effective Time or (ii) maintain the officers’ and directors’ liability insurance policies maintained by the Company on the date of this Agreement (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties) for a period of six (6) years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers’ and directors’ liability insurance policies expire, are terminated or canceled during such six (6) year period or require an annual premium in excess of 200% of the current annual premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 200% (on an annualized basis) of such current annual premium. The Company represents to Parent that the current annual premium paid for such insurance is $70,000.

(c)          If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.03.

(d)          The provisions of this Section 6.03 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and representatives.

Section 6.04	Fees and Expenses.

(a)          Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          The Company shall pay to Parent a fee of $3,000,000 if Parent terminates this Agreement pursuant to Section 8.01(e). Any fee due under this Section 6.04(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement, and shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 6.04(c).

(c)          The Company shall reimburse Parent and Sub for all their documented out-of-pocket expenses actually incurred up to a maximum of $1,500,000 in connection with this Agreement, the Merger and the other Transactions, if this Agreement is terminated pursuant to Section 8.01(c) or 8.01(e). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 6.04(c) if the Company has previously made any payment due under Section 6.04(b).

Section 6.05      Public Announcements. Prior to Closing, Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.06      Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.07      Stockholder Litigation. The Company shall give Parent the opportunity, at Parent’s expense, to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

Section 6.08      Continuation of Special Committee. Parent and Sub agree that, from and after the Time of Appointment, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, (a) they shall cause the Company's Board of Directors to continue the existence of the Special Committee without any change in its duties or authority and, subject to Section 9.01, continue the existing membership of such committee so long as its existing members are willing to serve and Parent and Sub shall not seek to remove the members of such Committee from the board of directors (other than in the case of removal for cause, as determined in good faith by the Company Board after consultation with outside counsel) and (b) should a single vacancy occur in the membership of such Special Committee, Parent and Sub shall cause the Committee size to be reduced to one member and (c) if two vacancies occur in such membership or, if the size of the Special Committee is reduced to one and the sole membership is vacant, Parent and Sub shall cause the election of an individual to the board of directors of the Company who constitutes an "independent" director under Section 121 of the American Stock Exchange Company Guide and shall cause the appointment of such director to be the sole member of the Special Committee; provided that removal for cause shall not be permitted if such removal would cause there to be no Special Committee member to then be serving on the Special Committee unless and until such time as an “independent” director as referred to above shall have been appointed to the Special Committee, with such appointment to become effective immediately upon such removal.

Section 6.09      Employee Benefits and Contracts. For a period of twelve (12) months following the Effective Time: (a) Parent or the Surviving Corporation shall provide generally to officers and employees of the Company and its Subsidiaries, while employed by any of them, base salary and employee benefit plans which, when taken as a whole, are substantially equivalent to the base salary they currently receive and the employee benefits described on Exhibit B to the Company Disclosure Letter (other than the “Stock Option Plans (1992 and 2004)” and the “Sales/Marketing Bonus Program,” which may be terminated at or following the Effective Time), provided that no employees of the Company or any of its Subsidiaries shall be excluded from coverage under any medical benefit plan due to a pre-existing condition except to the extent such exclusions were applicable under such a plan immediately prior to the Effective Time; and (b) Parent or the Surviving Corporation shall provide generally to officers and employees of the Company and its Subsidiaries severance benefits to eligible employees and officers that are no less than the applicable amount of severance payments provided under any severance plan disclosed on the Company Disclosure Letter. For purposes of participation, vesting and (except in the case of Parent retirement plans) benefit accrual under Parent’s employee benefit plans, the service of the employees of the Company and its Subsidiaries prior to the Effective Time shall be treated as service with a Parent entity participating in such employee benefit plans if and to the extent that such service is relevant under such employee benefit plans as they are applied to similarly situated employees of Parent. Parent also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, consulting and other compensation obligations disclosed in the Company Disclosure Letter, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans disclosed in the Company Disclosure Letter, subject to any conditions provided therein.

Section 6.10      Parent and Sub Voting Agreement. Parent and Sub agree (a) to vote or to cause to be voted all shares of Company Common Stock owned of record or beneficially by them or any of their Affiliates or associates in favor of the Agreement and, to the extent required, for the consummation of the other Transactions and (b) not to transfer (whether by operation of law or otherwise) or cause the transfer of, or to otherwise dispose of, or cause the disposition of, any such shares now owned of record or beneficially by them or any of their Affiliates or associates, or later acquired by any such party, prior to the Closing. Parent shall inform the Special Committee of the number of shares of Company Common Stock it and its “Affiliates” and “Associates” directly or indirectly “own” (as those terms are defined in Section 203 of the DGCL) on the record date for the Special Meeting.

Section 6.11      Schedule 14f-1. On or before 5:30 p.m. (New York City time) on September 30, 2005 the Company shall cause the filing with the Securities and Exchange Commission and the transmittal to its stockholders of record of a Schedule 14f-1 with respect to the New Directors in the form attached hereto as Exhibit C (the “Schedule 14f-1”). The

Company hereby authorizes McDermott Will & Emery LLP to so file and transmit the Schedule 14f-1 on its behalf.

ARTICLE VII

Conditions Precedent

Section 7.01      Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)          Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any Antitrust Law, the absence of which would prohibit the consummation of Merger or would reasonably be expected to have a Parent Material Adverse Effect, shall have been obtained or made.

(c)          No Injunctions or Restraints. No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.02, each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 7.02      Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)	Representations and Warranties.

(i)           The representations and warranties of the Company in Article III hereof, other than in Sections 3.01, 3.03, 3.04, 3.14 and 3.16, shall be true and correct as of the Closing Date as though made on the Closing Date (without giving effect to the words and terms “material,” “in all material respects” and “Company Material Adverse Effect” whether or not capitalized), except to the extent such representations and warranties expressly relate to a particular date (in which case such representations and warranties shall be true and correct, on and as of such particular date (without giving effect to the words and terms “material,” “in all material respects” and “Company Material Adverse Effect” whether or not capitalized)); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a) shall be deemed to have been satisfied even if the representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(ii)          The representations and warranties of the Company in Sections 3.01, 3.03, 3.04, 3.14 and 3.16 shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except (A) to the extent such representations and warranties expressly relate to a particular date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such particular date) and (B) that the representations and warranties as to the number of outstanding and reserved shares of Company Common Stock in clauses (a), (b) and (c) of Section 3.03 shall be true and correct, except that an aggregate of up to 1,000 additional shares of Company Common Stock may be outstanding and reserved. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement during the period from the execution hereof through the Time of Appointment, except for such defaults in performance as Parent may cause in its capacity as a controlling stockholder or in the case of Section 6.11 the failure by McDermott Will & Emery LLP, on behalf of the Company, to file the Schedule 14f-1 with the Securities and Exchange Commission (and receive confirmation of acceptance from the Securities and Exchange Commission), unless the Company revoked McDermott Will & Emery LLP’s authority to do so, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c)          Performance of Obligations of the Special Committee. The Special Committee shall have performed in all material respects all obligations required to be performed by it under Sections 5.02, 6.02 and 9.11 at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Special Committee to such effect.

(d)          No Litigation. There shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Capital Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including the right to vote the Company Capital Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which is reasonably likely to have a Company Material Adverse Effect.

(e)          Absence of Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or in the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Documents there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(f)           Resignation of Special Committee and Independent Directors. Each member of the Special Committee and each other member of the Company Board who is an "independent" director under Section 121 of the American Stock Exchange Company Guide shall have submitted his resignation from his position as a director of the Company and, if applicable, a member of the Special Committee, effective at the Effective Time, and such resignations shall not have been revoked.

Section 7.03      Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without giving effect to the words and terms “material,” “in all material respects” and “Parent Material Adverse Effect” whether or not capitalized), except to the extent such representations and warranties expressly relate to a particular date (in which case such representations and warranties shall be true and correct on and as of such particular date (without giving effect to the words and terms “material,” “in all material respects” and “Parent Material Adverse Effect” whether or not capitalized); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.03(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Sub are not so true and correct, unless the failure of such representations and warranties of Parent and Sub to be so true and correct, individually or in the aggregate, would reasonably be expected to prevent the consummation of the Merger or prevent Parent or Sub from performing its obligations under this Agreement. The Company shall have received a certificate signed on behalf of each of Parent and Sub by an officer of each Parent and Sub to such effect.

(b)          Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by an officer of each of Parent and Sub to such effect.

(c)	Deposit. The deposit required by Section 2.02(a) shall have been made.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01      Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors or, in the case of the Company, the Special Committee, of the terminating party or parties, whether before or, subject to the terms hereof, after receipt of Company Stockholder Approval:

(a)	by mutual written consent of Parent, Sub and the Company;
(b)	by either Parent or the Company:

(i)           if the Merger is not consummated on or before April 30, 2006 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii)          if any Governmental Entity has issued an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii)        if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c)          by Parent, if the Company or the Special Committee breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a), 7.02(b) or 7.02(c), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)          by Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent and Sub of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(e)	by Parent:

(i)           if (A) prior to the Time of Appointment, the Company Board or any committee thereof (including the Special Committee) or (B) after the Time of Appointment, the Special Committee, withdraws or modifies, in a manner adverse to Parent or Sub, or proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal; or

(ii)          if (A) prior to the Time of Appointment, the Company or any of its Representatives or (B) after the Time of Appointment, the Special Committee or any investment banker, attorney or other advisor retained by the Special Committee or any other representative of the Special Committee, takes any of the actions that are proscribed by Section 5.02, except any action taken at the direction of or with the written approval of Parent.

Section 8.02      Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.13, Section 4.06, the last sentence of Section 6.01, Section 6.04, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03      Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval by action taken or authorized by the Board of Directors or, in the case of the Company, to the extent permitted by applicable law, the Special Committee, of each such party; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. To the extent the Special Committee is prohibited by applicable law from amending this Agreement in accordance with this Section 8.03, the Company shall not be entitled to do so without the approval or recommendation thereof by the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04      Extension: Waiver. At any time prior to the Effective Time, the parties by action taken or authorized by the Board of Directors or, in the case of the Company, to the extent permitted by applicable law, the Special Committee, of such party, may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) to the fullest extent permitted by law, waive compliance with any of the agreements or conditions contained in this Agreement. To the extent the Special Committee is prohibited by applicable law from taking an action described in clauses (a), (b) or (c) above, the Company shall not be entitled to do so without the approval or recommendation thereof by the Special Committee. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05      Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or Sub, action by its Board of Directors or, in the case of the Company, to the extent permitted by applicable law, action by the Special Committee. To the extent the Special Committee is prohibited by applicable law from taking an action in accordance with this Section 8.05, the Company shall not be entitled to do so without the approval or recommendation thereof by the Special Committee.

ARTICLE IX

General Provisions

Section 9.01      Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first (1st) business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth (5th) business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.02 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Sub, to

V&S Vin & Sprit AB (publ)

SE-117 97 STOCKHOLM, Sweden

Attention: CEO

with a copy to:

McDermott Will & Emery LLP
600 13th Street, N.W.
12th Floor
Washington, D.C. 20005-3096

Attention: Karen A. Dewis, Esq.

(b)	if to the Company, to

Cruzan International, Inc.

222 Lakeview Avenue

Suite 1500

West Palm Beach, FL 33401

Attention: President

with a copy to:

Gunster, Yoakley & Stewart, P.A.

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401

Attention: Michael V. Mitrione, Esq.

and to:

Special Committee of Cruzan International, Inc.

Board of Directors

c/o Morris, Nichols, Arsht & Tunnell

1201 N. Market Street

P.O. Box 1347

Wilmington, DE 19899

Attention: Martin P. Tully, Esq.

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell

1201 N. Market Street

P.O. Box 1347

Wilmington, DE 19899

Attention: Martin P. Tully, Esq.

Section 9.03	Definitions. For purposes of this Agreement:

(a)          As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated in this Agreement, provided that no such change, event or effect shall constitute or be considered in determining whether there has occurred a Company Material Adverse Effect if such change, event or effect results from (i) any action taken at the direction of the Company Board following the Time of Appointment, (ii) the failure of the Company Board following the Time of Appointment to properly exercise its duties of oversight of the affairs of the Company or (iii) at the direction of the Parent, and provided further that none of the following or any change, event or effect resulting therefrom shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect:

(i)           general economic conditions worldwide or in any nation or region in which the Company or any of its Subsidiaries has a substantial presence or operations and not disproportionately affecting the Company and its Subsidiaries;

(ii)          acts of terrorism or any outbreak of war not disproportionately affecting the Company and its Subsidiaries;

(iii)        the public announcement by the parties of this Agreement, the pendency of the Merger or the other transactions contemplated hereby, any action taken which is specifically required by this Agreement or the incurrence of reasonable expenses in connection with the consummation of the Merger and the Transactions;

(iv)         factors generally affecting the industries or markets in which the Company and its Subsidiaries operate and not disproportionately affecting the Company and its Subsidiaries;

(v)          changes in Law or generally accepted accounting principles (or the interpretation thereof) not disproportionately affecting the Company and its Subsidiaries;

(vi)         any failure by the Company to meet any Company or published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, however, that this clause shall not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to the Company’s failure to meet such published securities analyst estimates of revenue or earnings for any such period; and

(vii)       a decline in the trading price or change in trading volume of the Company Common Stock, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

“Company Takeover Proposal” means any proposal or offer from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company then outstanding, and any merger, consolidation, business, combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

“Company Stock Plans” shall mean the Todhunter International, Inc. 1992 Employee Stock Option Plan, as amended, and the Cruzan International, Inc. 2004 Option Plan.

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option at the Effective Time, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

“Options” shall mean options representing the right to acquire shares of Company Common Stock.

“Parent Material Adverse Effect” means (i) a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or (ii) a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Superior Company Proposal” means any proposal made by a third party to acquire 10% or more of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, or a sale of its assets, (i) on terms which the Company Board or the Special Committee determines in good faith (after consultation with its independent financial advisor) to be superior from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions or this Agreement), (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any necessary financing is committed or, in the good faith determination of the Company Board, likely to be obtained.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

(b)          The following terms are defined on the page of this Agreement set forth after such term below:

Defined Term	Page
Affiliate	34
Agreement	1
Angostura	1
Angostura Agreement	1
Angostura Shares	1

Antitrust Laws	24
Assignee	39
Certificate of Merger	2
Certificates	4
Closing	2
Closing Date	2
Company	1
Company Benefit Plans	14
Company Board	1
Company By-Laws	8
Company Capital Stock	8
Company Charter	8
Company Common Stock	1
Company Disclosure Letter	7
Company Material Adverse Effect	34
Company Preferred Stock	8
Company SEC Documents	11
Company Stockholder Approval	10
Company Subsidiaries	8
Company Takeover Proposal	35
Confidentiality Agreement	23
Consent	10
Contract	10
DGCL	2
Dissenting Shares	6
Effective Time	2
ERISA	14
ERISA Affiliates	15
Exchange Act	10
Exchange Fund	4
GAAP	11
Governmental Entity	10
HLHZ	16
HSR Act	10
Indemnified Parties	25
Judgment	10
Law	10
Liens	8
Merger	1
Merger Consideration	3
New Directors	17
Outside Date	31
Parent	1
Paying Agent	4
Person	36

Proxy Statement	7
Representatives	21
Schedule 14f-1	27
Securities Act	11
Special Committee	1
Special Meeting	7
Sub	1
Subsidiary	36
Superior Company Proposal	36
Surviving Corporation	2
Taxes	36
Tax Return	36
Time of Appointment	19
Transactions	1
Transfer Taxes	26
Voting Company Debt	9

Section 9.04      Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.05      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 9.06      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07      Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.03 are not intended to confer upon any person other than the parties any rights or remedies.

Section 9.08      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles.

Section 9.09      Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”), provided, however, that (i) no such assignment shall relieve Sub of any of its obligations under this Agreement and (ii) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (A) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (B) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL or other applicable law. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.10      Enforcement; Jurisdiction; WAIVER OF JURY TRIAL. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than the Court of Chancery of the State of Delaware or any Federal court sitting in the State of Delaware, (d) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 9.02, and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.11      Authority of Special Committee. No action taken or purported to have been taken on behalf of the Company after the date hereof and prior to the earlier of (a) the Closing or (b) the termination of this Agreement, with respect to any Specified Matter (or other matter requiring action by the Special Committee under this Agreement or the resolutions of the Board of Directors of the Company appointing and specifying the duties of the Special

Committee) shall be valid or effective unless such action has been approved by the Special Committee. Without limiting the foregoing, prior to the earlier of (a) the Closing or (b) the termination of this Agreement, the approval of the Special Committee shall be required to authorize any Specified Matter. For purposes of this Agreement, each of the following shall be a “Specified Matter”: (a) any amendment or termination by the Company of, and any exercise or enforcement by the Company of any right under, this Agreement; (b) any extension of time for the performance of any of the obligations or acts of Parent or Sub under this Agreement; (c) any waiver of any right of the Company, or any condition to any obligation of the Company, under this Agreement; (d) any grant by the Company of any consent or approval pursuant to, or any other action by the Company relating to, this Agreement; (e) any action or failure to act on the part of the Company that could reasonably be expected to constitute or result in a breach of, or to delay or interfere with the performance of, this Agreement; (f) any agreement or transaction involving the payment, transfer or disposition by the Company and the Company Subsidiaries of consideration having a fair market value of $1,100,000 or more annually or the transfer of tangible or intangible assets by the Company and the Company Subsidiaries with a fair market value of $1,100,000 or more between (x) the Company or any Company Subsidiary and (y) Parent, Sub or any Affiliate of Parent or Sub (other than the Company or any Company Subsidiary) other than a transaction pursuant to an arrangement in place on the date hereof; (g) any change in the Special Committee’s recommendation as provided for in Section 5.02(b); (h) any amendment to the Company's certificate of incorporation or bylaws that would adversely affect the holders of Company Common Stock; and (i) any change in the authority or membership of the Special Committee, except as provided for in Section 6.08. To the fullest extent permitted by law, the authorization of any Specified Matter by the Special Committee shall constitute the authorization of such Specified Matter by the Company Board of Directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize such Specified Matter. The Special Committee shall meet to consider a Specified Matter upon not less than seven (7) days’ advance written notice of the time and location of such meeting delivered by Parent or Company management, which notice shall contain a description of the Specified Matter to be considered; provided that such seven (7) day period shall be extended if and to the extent necessary to ensure that the Special Committee shall have at least seven (7) days to review any information that the Special Committee shall reasonably request from Parent or Company management in connection with its consideration of such Specified Matter.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

THE ABSOLUT SPIRITS COMPANY, INC.

By:	/s/ Michael Misiorski

Name:  Michael Misiorski

Title:  Chief Financial Officer

CRUZAN ACQUISITION, INC.

By:	/s/ Michael Misiorski

Name:  Michael Misiorski

Title:  President

CRUZAN INTERNATIONAL, INC.

By:	/s/ Jay S. Maltby

Name:  Jay S. Maltby

Title:  Chairman, President and Chief Executive Officer